Exhibit 10.69

LEASE AGREEMENT

Dated as of December 8, 2003

By and Between

IMATION CORP,

Landlord

And

VERITEST, INC.,

Tenant

For Occupancy in the Discovery Facility

at One Imation Way, Oakdale, Minnesota

EXHIBITS

Exhibit A	Floor Plans Showing Location of Premises and Designated Common Areas
Exhibit B	Form for Requesting Additional Services
Exhibit C	Available Rooms, Equipment and Personnel
Exhibit D	Statement of Work
Exhibit E	Environmental Requirements

Lease Agreement

THIS LEASE AGREEMENT (the “Lease”), dated as of this 8th day of December, 2003, is entered into by and between IMATION CORP., a Delaware corporation (the “Landlord”), and VERITEST, INC., a Delaware corporation (the “Tenant”).

W I T N E S E T H:

WHEREAS, as of the Commencement Date, Landlord desires to lease to Tenant and Tenant desires to lease from Landlord a certain portion of the Building together with certain other improvements and amenities, as more particularly hereinafter described, on the terms and conditions set forth in this Lease; and

WHEREAS, Landlord hereby leases unto Tenant and Tenant hereby accepts from Landlord, all that space constituting the area in Pod 1B on the first floor commonly known as the SAN lab (such leased space is hereinafter called the “Premises”) in the Building located at One Imation Way, Oakdale, Minnesota 55128. Floor plans showing the location of the Premises in the Building are attached hereto as EXHIBIT “A” and made a part hereof.

WHEREAS, the Premises shall also include the right to use in common with other occupants of the Building certain designated common areas of the Building (collectively, the “Designated Common Areas”), including without limitation, designated hallways, parking areas, designated walkways, elevators, cafeteria (subject to paragraph 5(b)(iv) herein), visitor lounges, designated access and delivery areas, if any, and waste disposal facilities, all subject to reasonable rules and regulations imposed by Landlord that do not unreasonably interfere with Tenant’s business conducted at the Premises. The Designated Common Areas are more particularly shown on the floor plans attached hereto as EXHIBIT “A” and made a part hereof. The Designated Common Areas shall not include the conference rooms in Building, which are available to Tenant for rental in accordance with paragraph 5(e) and EXHIBIT “C”.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby agree as follows:

1. PREMISES; TERM

(a) Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Premises consisting of approximately 4,685 usable square feet of space which is approximately 5,238 rentable square feet of space together with all rights in and to all Designated Common Areas of the Building as described above, subject to the terms and conditions hereinafter set forth.

(b) Term of Lease. The term of this Lease shall commence on December 8, 2003 (the “Commencement Date”) and shall end at midnight on November 30, 2006 (the “Expiration Date”), unless this Lease shall be sooner terminated in accordance with the terms hereof.

(c) Tenant’s Renewal Rights. Provided that Tenant is not in default of the terms of this Lease at the time of notice or between the time of notice and the commencement date for any renewal term, Tenant shall have the right to renew this Lease for up to three (3) additional terms of one (1) year each by delivering written notice of its intent to renew to Landlord no later than sixty (60) days prior to the Expiration Date. In the event of any such renewal, this Lease and all of the terms and conditions hereof shall continue in full force and effect during such renewal term, except that there shall be no additional renewal rights granted to Tenant hereunder and the Base Rent shall be adjusted as provided in Paragraph 3(a)(ii) herein.

2. TENANT’S USE OF AND ACCESS TO THE PREMISES

(a) Permitted Uses. The Premises shall be occupied and used by Tenant for research and development (including storage network testing and related consulting services, certification testing services) and related office, administrative and all directly related uses only, provided, however, that Tenant agrees to provide Landlord with the non-proprietary information with respect to Tenant’s use (or the use of any approved sublessee or assignee of Tenant) of the Building required to preserve Landlord’s compliance with the conditions of its tax increment financing. Tenant shall not be entitled to change or modify the use of the Premises from the uses set forth herein without obtaining from Landlord prior to any such change in use the consent of Landlord to such change in use which consent shall not be unreasonably withheld.

(b) Tenant’s Access to the Premises and the Building. Tenant’s employees and business visitors shall be entitled to access to the Premises 24 hours per day, 7 days per week, all in accordance with such rules and regulations reasonably promulgated by Landlord.

3. RENT

(a) Base Rent.

(i) During Initial Lease Term. Beginning on the Commencement Date and continuing throughout the initial term of this Lease, Tenant shall pay Landlord as base or fixed rent (the “Base Rent”), in U.S. legal tender, at the following address: Imation Corp., P.O. Box 91960, Chicago, IL 60693-1960 or as otherwise directed from time to time by Landlord’s written notice, the Base Rent for the Premises as set forth on the following schedule, which Base Rent will be paid in equal monthly payments promptly on the first day of every calendar month of the term of this Lease, and pro rata, in advance, for any partial month, without demand, the same being hereby waived, and without any set-off or deduction whatsoever, except as otherwise expressly provided herein. Base Rent shall be paid in the following amount during the initial term of the Lease:

BASE RENT PER RENTABLE SQUARE FOOT	ANNUAL BASE RENT	MONTHLY INSTALLMENT OF BASE RENT
$ 16.50	$86,427	$7202.25

If the Commencement Date or the Expiration Date is not on the first day of the month, Base Rent for shall be apportioned in accordance with the actual number of days that Tenant is entitled to occupancy of the Premises during that first or last month.

(ii) During the Renewal Terms. If Tenant exercises its option to renew this Lease pursuant to the provisions of Paragraph 1(c) herein, Base Rent shall be paid in accordance with provisions of Paragraph 3(a)(i) above, in an amount to be agreed by Landlord and Tenant prior to the renewal term, which Base Rent shall not be increased more than three percent (3%) over the Base Rent for the immediately preceding term. If the parties cannot agree on the Base Rent by the first day of the applicable renewal term, the Base Rent shall be at the holdover rate as described in paragraph 9 of this Lease.

(b) Operating Expenses, Utilities and Taxes.

(i) Generally. Tenant shall pay to Landlord, as additional rent, the Expenses (as hereinafter defined) on a rentable square foot basis, for each calendar year during the term of the Lease, such amount to be apportioned for any partial calendar year in which the Commencement Date falls or the term of this Lease ends. Estimated payments by Tenant for such Expenses shall be made monthly on the first day of each and every calendar month during the term of this Lease and otherwise in the manner herein provided for the payment of Base Rent. The monthly amount to be paid to Landlord shall be sufficient to provide Landlord by the end of each calendar year with a sum equal to Tenant’s required payments, as reasonably estimated by Landlord from time to time during each such calendar year on account of Expenses for such year. Within one hundred twenty (120) days after the end of each calendar year, Landlord shall submit to Tenant a reasonably detailed accounting of Expenses for such prior year (the “Expense Statement”). If estimated payments theretofore made by Tenant for such year exceed Tenant’s required payment on account thereof for such year according to such statement, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Expenses (or promptly refund such overpayment if the term of this Lease has ended); but, if the required payments on account thereof for such year are greater than the estimated payments (if any) theretofore made on account thereof for such year, Tenant shall make payment of any shortfall to Landlord within thirty (30) days after being so advised by Landlord. Notwithstanding the foregoing, the Expenses for 2003 shall be $9.65 per square foot and shall not be subject to adjustment.

(ii) Expenses Defined. Tenant’s payment of Expenses shall be operating expenses, utilities and real estate taxes (collectively, the “Expenses”) for the Building (including the Premises) as shown below.

Expense	2004 AMOUNT/ RENTABLE SQUARE FOOT (ESTIMATED)
Real Estate Taxes	$2.11
Utilities (gas, electric, water)	$4.20
Administration/Management	$0.59
Janitorial	$1.15
Snowplowing/Lawn Care	$1.50
Insurance	$0.10

TOTAL	$9.65

(iii) Information Relating to Expenses. At any time during the term of this Lease when Landlord proposes to change the amount charged for the Expenses required to be paid by Tenant hereunder, Landlord shall provide Tenant with reasonably detailed information as to how such Expenses are computed, the methodology behind such computations and the basis for any change in the amount of such Expenses. Landlord shall work with Tenant in good faith to explain the computation of and any changes to such Expenses.

(iv) Payment; Limitations. Based upon the foregoing projections, beginning on the Commencement Date, and continuing on the first day of each and every month thereafter, Tenant shall pay, as additional rent, the sum of Five Thousand Fifty Four and 67/100 Dollars ($5,054.67) which shall be used by Landlord to pay the foregoing Expenses. Upon sixty (60) days prior written notice to Tenant, Landlord may adjust such monthly amounts based upon reasonably estimated actual changes in and to the amount of such Expenses.

(c) Costs and Expenses Deemed Rent. All additional rent charges described above, together with all costs and expenses which Tenant agrees to pay to Landlord pursuant to this Lease shall be deemed “Additional Rent” and, in the event of non-payment thereof, Landlord shall have all the rights and remedies herein provided for in case of non-payment of Rent (below defined).

(d) Sales Tax. In the event a sales tax should be assessed against all or part of the Base Rent or any Additional Rent, Tenant shall reimburse Landlord for such tax as Additional Rent hereunder within thirty (30) days of demand by Landlord.

(e) Late Charge. A late charge will be due and owing at the rate prescribed in Paragraph 17 of this Lease upon any Base Rent and any Additional Rent not paid by the tenth (10th) day after the date on which such payment is due.

(f) Tenant’s Right to Audit. Landlord shall maintain books and records (including all original invoices) relating to all items of “Expenses” charged to Tenant during the term, and shall maintain copies thereof throughout the term and for one year after the expiration or earlier termination of this Lease. Tenant, at its sole cost and expense, shall have the right, no more frequently than once per calendar year, and upon fifteen (15) days prior written notice to Landlord, to examine, or to have a lease audit firm retained by Tenant examine, Landlord’s books and records relating to Expenses charged to Tenant for the prior year of the term during normal business hours only and at a time reasonably agreed upon by Landlord and Tenant. Should this examination or audit indicate that the Expenses charged to Tenant were incorrect, (i) Landlord shall promptly refund to Tenant the amount of any such overpayment (or Tenant shall promptly pay to Landlord any underpayment) and (ii) if there was an overcharge to Tenant and the overcharge was greater than 10%, Landlord shall reimburse Tenant for the cost of conducting the audit.

(g) Rent. The Base Rent together with the Additional Rent described in this Paragraph 3 will be collectively referred to herein as Rent.

4. CONDITION OF THE PREMISES

Tenant accepts the Premises in its present, as-is condition. No promises of Landlord to alter, remodel, repair or improve the Premises or the Buildings and no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant. To the extent any furniture or equipment is in the Premises for Tenant’s use, the ownership of such furniture and equipment shall remain with Landlord. Tenant may use such furniture or equipment at no additional charge. Tenant accepts use of such furniture and equipment in its present, as-is condition, and Landlord shall have no liability for any injury or damage arising out of the use of the same. Tenant shall be responsible for any maintenance and repair of such furniture and equipment and shall leave the same at termination or expiration of the lease in its condition as of the Commencement Date, reasonable wear and tear excepted.

5. SERVICES

(a) Expense Services Defined. On the terms and conditions hereinafter set forth, Landlord (or one of its subsidiaries or a third party that is providing any such services to Landlord) agrees to provide the following services to Tenant as part of the Expenses (collectively, the “Expense Services”):

(i) Real Estate Taxes. Landlord shall pay all real estate taxes, assessments, levies and charges imposed or otherwise levied against the Building.

(ii) Utilities. Except for telephone and other telecommunication services, which shall be provided by Landlord as a Special Service (unless otherwise arranged by Tenant), Landlord shall provide reasonable quantities of gas, electricity and water to the Premises, in amounts consistent with amounts as of the date hereof for Tenant to have comfortable use and occupancy of the Premises for the purposes set forth in Paragraph 2(a) of the Lease and consistent with that which is being furnished to any other occupants of the Building.

(iii) Administration/Management. All administrative and other services necessary to operate and maintain the Building in its existing condition.

(iv) Janitorial and Cleaning Services. Provided that Tenant shall keep the Premises in the same condition as of the date hereof (reasonable wear and tear excepted), Landlord shall cause the Premises, including those interior hallways which are located within the Premises, to be cleaned in accordance with usual and customary cleaning services provided to buildings of similar use, size and condition as the Building. Tenant shall pay to Landlord, within forty-five (45) days of billing, the costs incurred by Landlord for any additional cleaning in or of the Premises requested by Tenant. Landlord shall also provide janitorial services with respect to the Designated Common Areas of the Building. Tenant shall provide access to the Premises at all times during Tenant’s business hours, and at other times as necessary, to Landlord’s employees or contractors designated to perform the maintenance services described in this subparagraph (iv), provided that Landlord shall schedule and conduct such services at the Premises in a manner so as to minimize to the extent reasonably possible interference with the business and operations of Tenant at the Premises.

(v) Snow Removal/Lawn Care. Landlord shall cause snow to be removed from the Property to the same extent of snow removal provided to similar buildings located in the vicinity of the Building and to keep the lawns and grounds surrounding the Building in clean, neat and well-landscaped condition, in accordance with current practices.

(vi) Insurance. Landlord shall also maintain all insurance coverages required to be maintained by Landlord pursuant to the terms of Paragraph 7 herein.

(b) Other Landlord Services. In addition, to the Expense Services, Landlord shall provide, at its sole cost and expense, the following services to Tenant (collectively, the “Building Services”):

(i) Elevator service. Building elevator service shall be available at all times.

(ii) Trash Removal. Landlord shall provide trash and refuse removal services to Tenant on the same frequency as such services are provided to other occupants of the Building, which shall consist of the removal from the Premises by Landlord of normal quantities of trash and other non-hazardous materials discarded by Tenant, provided that such trash and material is placed by Tenant in designated dumpsters or other appropriate receptacles.

(iii) Site and Building Maintenance. Landlord shall maintain in good condition and repair the exterior of the Building and the Building mechanical systems, together with the Building grounds and utility delivery systems.

(iv) Cafeteria Services. Landlord shall provide Tenant and its employees with unrestricted access to the cafeteria in the Building and for Tenant’s use of related catering services and vending machines (collectively, the “Cafeteria Services”) during normal operating hours of the cafeteria. Tenant acknowledges that Landlord may close the cafeteria from time to time for meetings and special events. Landlord’s obligations hereunder shall extend only to making such Cafeteria Services available to Tenant and its employees but it is understood that Tenant and its employees will pay for actual foods consumed or used by Tenant and its employees and any use of the cafeteria by Tenant for meetings and special events may be provided to Tenant upon request and in accordance with the fee schedule in EXHIBIT “C” .

(c) Special Services. In addition, to the Expense Services and the Building Services, Landlord shall provide the following services to Tenant which shall be paid for as hereinafter provided (collectively, the “Special Services”):

(i) Security/Reception Services. Landlord shall provide Building and system security services. These services shall include: upkeep and maintenance of hardware included in the Building security systems; reception services in the Building; access authorization, log-in of visitors and vendors; alarm montoring and response, alarm call-out after hours; temporary badging of Tenant employees; and perimeter access and security cards at the Building (collectively, the “Security/Reception Services”).

(ii) Mail Service; Small Package Receiving. Landlord shall provide mail delivery to the Premises on the same frequency as mail delivery is provided to other occupants of the Building, which includes internal and external mail sort, pick up and delivery at one sort locations, application of postage to outgoing mail (not more than 100 pieces per mailing). Landlord shall receive small packages and deliver same to Tenant. Any packages exceeding the size of small packages will be received by Landlord and made available for pick up by Tenant (collectively “Mail Services”).

(iii) Dock Services. Landlord shall provide the following services: material handling services at receiving docks in Building, pickup and delivery of packages/pallets within the Building at designated drop locations, and shipping preparation for outbound courier, Airborne, UPS, RPS, LTL (Shipping costs shall be paid directly by Tenant to the applicable third party vendor). (collectively “Dock Services”)

(iv) Off-site Storage. Landlord shall provide storage for shipping containers at its Building 419 warehouse location.

(v) Telephone and Telecommunications services. Landlord shall provide the following services: telephone lines, telesets (11), analog connection (3), one inbound PRI line and internet access. Voice mail (including access via 800 #) and long distance charges will be invoiced at cost.

(d) Payment for Special Services.

(i) First Year. During the first year following the Commencement Date, Tenant shall pay the following monthly sums for the Special Services described in subparagraph (c) above:

Services	Monthly Fee Due From Tenant
Security/Reception Services	$229 (plus $14 replacement ID card/badge requested)
Mail Services	$112 (plus postage for mailings greater than 100 pieces)
Dock Services	$47.33 (excluding direct vendor charges)
Off-Site Storage	$312 (includes 26 pallets @ $12 per pallet per month, additional pallets will be charged at the same rate)
Telephone and Telecommunications Services	$631 (plus voice mail and long distance line charges)

TOTAL	$1331.33 (plus any variable charges noted above)

(ii) Payment for Special Services; Changes to Fixed Monthly Payments. With respect to the Special Services and in addition to Base Rent, Tenant shall pay, as Additional Rent, the sum of One Thousand Three Hundred Thirty One and 33/100 Dollars ($1,331.33) each and every month, in advance, in the same manner as Base Rent is paid. For any variable charges noted in the table above, such as replacement ID badges, excess postage, voice mail and long distance charges, and additional pallets Landlord shall invoice Tenant on a monthly basis and credit terms shall be net forty-five (45) days from the date of receipt of invoice. For any number of pallets less than twenty six per month (partial month storage is charged at the full month rate), Landlord shall provide a credit to Tenant on the monthly variable charges invoice(s). On each anniversary of the Commencement Date, the fixed monthly charges set forth herein for such Special Services which are provided by Landlord shall be reviewed by Landlord and equitably adjusted to reflect any changes in the costs of providing such Special Services, the fixed monthly payments provided for herein shall be adjusted, if appropriate and an amendment to this Agreement shall memorialize any such changes.

(e) Additional Services.

(i) Defined. In addition to the foregoing Expense Services, Building Services and Special Services, Tenant shall have the right to use the following additional services from Landlord on an as needed basis (where a third-party company is indicated, Landlord service will be to provide and manage such third-party service):

(A)	Millwright and Furniture Services; (provision and management of outsourced service for moving and rearranging of furniture and associated repair);

(B)	Wiring Services for Data and Telecom;

(C)	Electric Services;

(D)	Mechanical Services;

(E)	Millwright Services;

(F)	Other Building services and facility requests (not otherwise described and included in any Lease Agreement or License Agreement between Landlord and Tenant);

(G)	Use of conference rooms, equipment and Landlord’s personnel as described in EXHIBIT “C”.

All of the foregoing services are hereinafter collectively called the “Additional Services”.

(ii) Payment for Additional Services. With respect to the Additional Services, such Additional Services shall be used by Tenant on an “as-needed” basis and shall be paid for as used. Any such Additional Services needed by Tenant shall be procured by use of a standard “purchase order” between Tenant and Landlord and it is understood that the standard terms and conditions attached to such purchase order shall have no force and effect on the parties. However, in cases of Additional Services for Building services, such Additional Services will be requested by Tenant of Landlord using the form attached hereto as EXHIBIT “B” and made a part hereof and in the case of Additional Services which include use of conference rooms, equipment rental and use of Landlord’s personnel, the fees shall be in accordance with those set forth on EXHIBIT “C” attached hereto and made a part hereof. Tenant shall also issue a separate purchase order for billing by any third party vendor and such third party vendor charges shall be paid directly by Tenant. Upon request by Tenant, Landlord will provide a quote for Additional Services requested. The time spent by a Landlord employee (using employee’s hourly fee) for preparing the quote shall be charged to Tenant. The fee of the Landlord employee providing such Additional Service described in the quote shall be the cost of such Additional Service to be paid by Tenant (in addition to any charges paid to third party vendors directly by Tenant). Credit terms for Additional Services shall be net forty-five (45) days from the date of receipt of reasonably detailed invoice which shall set forth a reasonably detailed description of the Additional Service(s) and the location at which such was or were provided.

(f) Interruptions in Service. It is understood that Landlord does not warrant that any of the services referred to above, or any other services which Landlord may supply, will be free from interruption. Tenant acknowledges that any one or more of such services may be suspended by reason of accident or of repairs, alterations or improvements necessary to be made, or by strikes or lockouts, or by reason of operation of law, or causes beyond the reasonable control of Landlord. No such interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, or render Landlord liable to Tenant for damages by abatement of Rent or otherwise, direct or consequential, nor shall any such interruption relieve Tenant from performance by Tenant of its obligations under this Lease. If the period of such interruption extends for more than forty eight (48) hours and such interruption renders all or a portion of the Premises or Tenant’s use thereof materially unusable, and if Tenant actually does not use such portion of the Premises for the conduct of its normal functions therein, then the Base Rent payable hereunder shall be abated in proportion to the portion of the Premises rendered unusable for the period that such service is interrupted.

(g) Definition. The Expense Services, the Building Services, the Special Services and the Additional Services are hereinafter collectively called the “Services”.

(h) No Other Services. Landlord shall have no obligation to provide to Tenant any services other than those Services described herein. If Tenant requests any such other service(s) and Landlord desires to provide such service(s), within ten (10) business days following such request, Landlord shall provide a “Statement of Work” with respect to such other services(s) to Tenant substantially in the form attached hereto as EXHIBIT “D” and made a part hereof. Within five (5) business days after receipt by Tenant of such “Statement of Work”, Tenant shall, by written notice to Landlord, either accept or reject the “Statement of Work” for such other service(s) and if accepted, Landlord shall begin providing such service(s) thereafter to Tenant on the terms set forth in the “Statement of Work” and otherwise on the terms and conditions of this Lease and any such service(s) shall be added to and defined as Services herein. If Tenant rejects such “Statement of Work” or otherwise fails to accept same within the five (5) day period described above, Landlord shall have no obligation to provide any such service(s).

(i) Landlord’s Right to Terminate. In the event, during the term of this Lease, with respect to any Service, Landlord makes a decision to discontinue provision of such Service to itself, Landlord or the applicable third party service provider may also terminate the provision of such Service to Tenant at the same time; provided, however, that Landlord shall provide Tenant with sixty (60) days’ prior notice in writing of such termination; and, provided further, however, that Landlord shall use commercially reasonable efforts to ensure that Tenant is provided with substitute Service for the remainder of the term hereof on the same terms as those upon which Landlord replaces such terminated Services provided Landlord is replacing such service for itself. Landlord shall have no obligation to locate substitute service where it is not doing so for itself. Notwithstanding the foregoing, if Landlord discontinues to providing the Services described in sections (a)(ii), (a)(v), (b)(ii), (b)(iii), (c)(i) and (c)(v) itself or through a substitute service provider acceptable to Tenant, Tenant may terminate this Lease upon ninety (90) days’ prior written notice.

(j) Warranty. Landlord warrants that the Services shall be performed by individuals qualified for the tasks to which they are assigned and at a quality consistent with that provided by Imation or the relevant service provider prior to the date hereof.

During the term of this Lease, upon Tenant’s written request, Landlord shall use commercially reasonable efforts to pursue any warranty or indemnity under any contract with a third party service provider on Tenant’s behalf and at Tenant’s request with respect to any Service provided to Tenant by any third party service provider. Tenant shall reimburse Landlord for all costs incurred by Landlord in connection with pursuing any such warranty or indemnity. Landlord’s sole and maximum liability and Tenant’s sole remedy in the event the performance of Services fails to comply with the terms of this Lease is a refund of the cost of such Services or, at Tenant’s option and subject to availability, the provision of Services curing the breaching Services. The preceding sentence shall not be applicable in the event non-compliance arises out of the willful misconduct or gross negligence of Landlord or its employees or agents. Landlord shall have no responsibility to maintain insurance to cover any and all loss or damage to goods to which Tenant has title that are in Landlord’s possession or control.

6. WAIVER OF CERTAIN CLAIMS

Tenant, to the extent permitted by law, waives all claims it may have against Landlord, and against Landlord’s agents, employees and contractors for damages (including indirect, incidental, special, punitive and consequential damages) for injuries to person or damage to property sustained by Tenant or by any occupant of the Premises, or by any other person, resulting from any part of the Premises or any equipment or appurtenances becoming out of repair, or resulting from any accident in or about the Building or the Premises or resulting directly or indirectly from any act or neglect of Tenant, its employees, agents, representatives or contractors or of any other person, except that this waiver shall not apply to, and Landlord shall indemnify, defend and hold Tenant harmless against, damages (other than indirect, incidental, special, punitive or consequential damages) for injuries to persons or damage to property to the extent caused by or directly resulting from the negligence or intentional wrongdoing of Landlord, its agents, subagents or employees, unless, with respect to property damage, such loss is covered by the standard form of all risk property damage insurance, including vandalism and malicious mischief coverage, whether or not Tenant self-insures part or all of said coverage and whether or not such insurance would actually provide compensation to Tenant after taking into account deductibles and other similar policy limitations. This waiver, when applicable, shall include not only direct damages but also claims for consequential damages and any claims for abatement of Rent due hereunder, it being intended that this waiver be absolute, except as otherwise expressly provided herein.

7. INSURANCE

Tenant shall, at its expense, procure and maintain during the term of this Lease the following insurance coverage:

(a) Worker’s Compensation. Insurance protecting Tenant from any and all claims under applicable Workers’ Compensation statutes or any similar statutes or requirements.

(b) Employer’s Liability. Employer’s Liability coverage with a limit of liability not less than $100,000.00.

(c) Commercial General Liability Insurance. Commercial General Liability Insurance covering all claims of damages for all injuries, including death and all claims on account of property damage with a limit of liability not less than $2,000,000.00 per occurrence and aggregate combined single limit for bodily injury (“BI”) and property damage (“PD”). Such commercial general liability insurance shall include coverage of the contractual liability assumed in this Lease.

(d) Comprehensive Automobile Liability Insurance. Comprehensive Automobile Liability Insurance with respect to any and all owned, hired and non-owned vehicles to be used by Tenant or any agent, employee or representative of Tenant in connection with the use of property or any other real property owned by Landlord with a limit of liability not less than $1,000,000.00 combined single limit BI and PD.

(e) Insurance Requirements. The insurance required to be maintained hereunder shall be maintained under policies issued by insurers licensed to do business in the jurisdiction in which the Premises is located and being of recognized responsibility. Tenant’s policies shall name as their interests may appear, Landlord, its agents, servants and employees as additional insureds on all policies evidencing the commercial general liability coverage. Tenant shall promptly notify Landlord prior to any amendment, change, modification, lapse or cancellation of coverage described above as applicable to Tenant’s use and occupancy of the Premises.

Tenant shall furnish Landlord with a certificate of insurance within 10 days before the Commencement Date showing the coverage, clauses and endorsements herein required and thereafter such certificate shall be furnished by Tenant to Landlord not less than 10 days prior to the expiration date of each such policy.

(f) Landlord’s Insurance. Landlord shall carry, during the term of this Lease, insurance covering the Building, including the Premises and leasehold improvements, in an amount equal to one hundred percent (100%) of the reasonably estimated replacement cost thereof, against the perils of fire, extended coverage, vandalism and malicious mischief and sprinkler leakage. Landlord shall have no responsibility to insure Tenant’s personal property.

(g) Liability. The liability of Tenant and Landlord shall not be limited to the insurance required to be maintained as part of this Lease.

8. MUTUAL RELEASE AND WAIVER OF SUBROGATION

To the extent permitted by applicable law, Landlord and Tenant hereby waive on behalf of themselves and their respective insurers, any claims that either may have against the other for loss or damage to their respective property resulting from perils covered by the standard form of all risk property damage insurance, including vandalism and malicious mischief coverage. It is understood that this waiver is intended to extend to all such loss or damage whether or not the same is caused by the fault or neglect of either Landlord or Tenant and whether or not insurance is in force. If required by policy conditions, each party shall secure from its property insurer a waiver of subrogation endorsement to its policy, and deliver a copy of such endorsement to the other party to this Lease if requested.

9. HOLDING OVER

If Tenant fails to vacate the Premises at the expiration of this Lease or any extension period thereof, if extended, then Tenant shall pay Landlord Base Rent at 110% of the monthly rate then in effect immediately prior to such holdover period as specified in Paragraph 3 for the time Tenant thus remains in possession and, in addition thereto, shall be responsible for and reimburse Landlord for all damages sustained directly or indirectly by Landlord by reason of Tenant’s retention of possession, including without limitation (i) any costs incurred by Landlord to lease other space for its own use, (ii) any rent or other income foregone by Landlord from another tenant, (iii) any and all additional costs incurred by Landlord in preparing the Premises or any other space for use by another tenant or for Landlord’s own use arising as a result of Tenant’s retention of possession, (iv) any damages, holdover rent charges or other amounts payable by or chargeable against Landlord as a direct or indirect result of Tenant’s retention of possession. The provisions of this paragraph do not exclude Landlord’s rights of re-entry or any other right or remedy of Landlord hereunder.

10. ASSIGNMENT AND SUBLETTING

This Lease may not be assigned or the Premises or any part thereof sublet, without the prior written consent of Landlord. For purposes of this paragraph, the sale to another person or entity of all or substantially all of the assets of the business conducted by Tenant in the Premises or a merger or consolidation of Tenant into or with another entity or the acquisition of control of Tenant, directly or indirectly, by another person or entity shall constitute an assignment of this Lease. An assignment of this Lease or a sublease of any portion of the Premises to a subsidiary of Tenant or an entity which is controlled by or under common control with Tenant may be effected without Landlord’s consent. No assignment of this Lease or sublease of the Premises shall operate to release Tenant from its obligations under this Lease. Any attempted assignment or sublease in contravention hereof shall be null and void.

11. USE OF PREMISES

Tenant agrees to comply with the following provisions regarding the use of the Premises.

(a) Compliance with Law. Tenant will not make or permit to be made any use of the Premises or any part thereof which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or any mortgage or ground lease affecting the Premises or which directly or indirectly is forbidden by public law, ordinance or governmental regulation (including, without limitation, all environmental laws, rules, regulations or orders relating to the Premises) or which may be dangerous to life, limb, or property, or which may invalidate or increase the premium cost of any policy of insurance carried on the Building, the Premises or covering its operation. Tenant agrees to change, reduce or stop any such use or install at Tenant’s expense necessary equipment, safety devices, pollution control systems or other installations at any time during this Lease to comply with the foregoing. Tenant shall have the right, upon written notice to Landlord, to contest the application of any such legal or other requirement to Tenant or its operations at the Premises, provided, however, that Tenant shall pursue such contest with due diligence, and provided further, however, that Tenant is not in breach of this Lease, and provided further, however, that Tenant shall indemnify, defend and hold Landlord harmless from (and provide reasonably adequate security to Landlord for) any costs, penalties, losses, liabilities or other damages incurred or suffered by Landlord arising from Tenant’s failure to cure any violation or alleged violation of any of the requirements of this subparagraph (a).

(b) Signs. Tenant shall not display, inscribe, print, paint, maintain or affix on any place on the exterior of any Buildings nor on the land on which the Building is located, any sign, notice, legend, direction, figure, or advertisement display materials without first obtaining the written approval of Landlord, which approval may be withheld in Landlord’s sole discretion. Landlord hereby consents to a sign on the door of the Premises, similar in size substance and style to the sign that exists as of the date hereof. Any approved signs must comply fully with all applicable laws, rules and regulations of any governmental authority and must be removed by Tenant at its sole cost and expense at expiration or termination of the Lease.

(c) Alterations.

(i) General.

(A) Consent of Landlord. Tenant shall not make any alterations, improvements, or additions of or to the Premises (collectively, “Alteration”) affecting the structural, foundation or mechanical components of the Building or affecting any hazardous or non-hazardous waste removal systems or the radio or other telecommunication systems of the Building or requiring the expenditure for any one Alteration of more than FIVE THOUSAND DOLLARS ($5,000.00) without Landlord’s advance written consent in each and every instance. With respect to any Alteration which, as provided in the preceding sentence, does not require the consent of Landlord, Tenant shall nevertheless provide written notice to Landlord of its intention to make such Alteration no less than fifteen (15) days prior to the commencement of such Alteration, and Tenant shall promptly provide to Landlord upon Landlord’s request a copy of the plans and specifications for the Alteration.

(B) Requirements for Alterations. In the event Tenant desires to make any Alteration, Tenant shall first submit to Landlord plans and specifications therefor and obtain Landlord’s written approval thereof prior to commencing any such work. Any contractor hired by Tenant must maintain insurance at the levels, of the types, with the companies and subject to conditions reasonably required by Landlord, which insurance requirements shall be delivered in writing by Landlord to Tenant at the time of delivery of Landlord’s consent, if such consent is delivered, provided, however, that any such contractor must maintain or cause to be maintained, builders’ risk insurance or equivalent coverages during construction of any Alteration. Tenant shall indemnify, defend and hold Landlord harmless from each and every claim for liability for injuries to persons or damage to or loss of property occurring at the Premises due to any act or negligence by Tenant’s contractors or agents.

(C) Compliance with Laws. Each Alteration must comply fully with all laws and be performed in a good and workmanlike manner. Landlord must be advised of any request for permits or governmental applications made or filed by Tenant prior to such filings. Each and every Alteration, whether temporary or permanent in character, made by Landlord or Tenant in or upon the Premises shall become Landlord’s property and shall remain upon the Premises at the expiration or earlier termination of this Lease without compensation to Tenant (with the exception only Tenant’s movable office furniture, trade fixtures, office and professional, manufacturing and process equipment) unless Landlord in writing requires Tenant to remove such Alteration at the time of granting its consent to the making of such Alteration. Notwithstanding anything to the contrary herein provided, Landlord and Tenant intend and agree that during the term of this Lease any Alteration shall be treated as the property of Tenant for accounting and income tax purposes such that Tenant shall be entitled to deductions, if any, for depreciation or amortization of such Alterations.

(ii) Security Systems or Related Alterations. Subject to the provisions of Paragraphs 15 and 21 herein, on or prior to the Commencement Date of this Lease, or within a reasonable time thereafter, access to the Premises will be controlled such that only employees and contractors of Tenant shall have unrestricted access thereto from the Designated Common Areas of the Building. The cost of any improvements to the Premises required to control such access (collectively, the “Premises Access Control Improvements”) shall be paid for by Tenant, and Tenant shall have the right to select the Premises Access Control Improvements to be installed (subject to the consent of Landlord, which consent shall not be unreasonably withheld) and to contract directly for the installation of such Premises Access Control Improvements. Landlord shall be responsible for any and all costs associated with improvements to the remainder of the Building which may be necessary or desirable to restrict access by Tenant’s employees and contractors to Landlord’s dedicated space located therein (collectively, the “Landlord’s Access Control Improvements”). It is understood and agreed that Tenant and its employees and contractors shall have access to the Building through the Building security system and that Landlord shall make such access available to Tenant and its agents and employees at no additional cost to Tenant. In addition to the foregoing and not in contradiction thereof, if during the term of this Lease, either Landlord or Tenant (subject, in the case of Tenant, to compliance with subparagraph (i) above) desires to make other improvements to the Premises or adjacent portions of the remainder of the Building to separate and/or secure the Premises from the remainder of the Building, the other party shall reasonably cooperate with the party desiring such improvements to allow reasonable access to the Premises or the remainder of the Building, as the case may be, for the purpose of designing, installing and operating such improvements; provided however, that neither party shall be required to accommodate such improvements if they would materially interfere with such party’s conducting business at the Building or the Premises, as the case may be, and further provided that the party desiring such improvements shall be responsible for the entire cost of the design, installation, operation and (in the case of Tenant only) removal thereof except with respect to the Premises Access Control Improvements which shall be paid for by Tenant and the Landlord’s Access Control Improvements which shall be paid for by Landlord.

(iii) Telecom/Data Alterations. In addition to the Alterations described above, Landlord and Tenant agree that Tenant shall have the right to install (in a portion of the Building), operate, repair, maintain and otherwise use telephone, data, and all related telecommunications and data communications equipment, wiring, cabling and the like, excluding any satellite dish or antennae (collectively, the “Telecom Equipment”), required by Tenant for the use and occupancy of the Premises and the operation of its business therein. The installation shall be accomplished in a location or locations reasonably acceptable to Landlord and Tenant. In connection with the activities described herein, it is understood that Tenant and its representatives will require access to and the rights described herein in the Building and Landlord agrees to make such access available upon the prior request of Tenant, subject to Landlord’s security procedures. Landlord and Tenant agree to work together, in good faith, to cause the installations of such Telecom Equipment to be accomplished in a manner that is mutually satisfactory to both parties, that will be economically efficient for Tenant and that won’t unreasonably interfere with Landlord’s ownership and use of the Building and Landlord’s Apollo, Pioneer and Endeavor buildings (“Landlord Other Buildings”) and the existing lease between Landlord and Sprint Spectrum L.P for telecommunications facilities in the Building.

(c) Energy Conservation. Tenant shall comply with any applicable federal laws, rules, ordinances or administrative enactments on energy conservation, and shall cooperate with reasonable energy conservation programs voluntarily implemented by Landlord in the Building.

(d) Nuisance. Tenant shall not use, keep or permit the Premises to be occupied or used in a manner offensive or objectionable to Landlord by reason of unreasonable noise, odors and/or vibrations, or interfere in any material way with Landlord’s business, nor shall any animals or birds be brought in or kept in or about the Premises. In addition to any liability for breach of any covenant of this paragraph, Tenant shall pay to Landlord an amount equal to any increase in insurance premiums payable by Landlord, caused by such breach, default or carelessness on the part of Tenant.

12. REPAIRS

Tenant shall repair any damage to the Premises caused by the fault or negligence of Tenant, its contractors, agents, or employees. Tenant shall be responsible for maintenance and repair of all leasehold improvements within the Premises and Tenant’s furniture and fixtures located within or about the Premises. Landlord, at Landlord’s expense, shall promptly make any capital or major structural improvements to the Premises or to the Building systems servicing the Premises, except in the case of repairs described in the immediately preceding sentence, which shall promptly be made by Tenant at Tenant’s expense. Landlord shall provide maintenance services to Tenant at the Premises, which shall consist of the performance of such general maintenance, repairs and replacements of the Building and Premises as is reasonably requested by Tenant or reasonably required in the conduct of Tenant’s business but Landlord shall have no obligation to maintain any furniture, fixtures or equipment of Tenant. Landlord shall schedule and conduct such repairs and other services at the Premises in a manner so as to minimize to the extent reasonably possible interference with the business and operations of Tenant at the Premises.

13. DESTRUCTION OF PREMISES

If the Premises or a part of the remainder of the Building, the use of which materially affects Tenant’s ability to use the Premises, shall be damaged by fire or other casualty and such damage materially interferes with Tenant’s use of the Premises, and such damage is not repaired by Landlord within thirty (30) days after the date of such fire or casualty, Tenant or Landlord shall have the right to terminate this Lease by written notice to the other delivered not more than forty-five (45) days following the occurrence of the damage. In the event of any such termination, with respect to any portion of the Premises which was not damaged, Tenant shall be required to comply with all of the other requirements of this Lease relating to the termination, cancellation or expiration of this Lease, including without limitation the requirements of Paragraph 35 relating to surrender of the Premises. From the date of the casualty until the effective date of such termination, the Rent shall be abated by multiplying the Rent then due by a fraction the numerator of which shall be the number of square feet of the Premises which is not usable and in fact is not used by Tenant and the denominator of which shall be the total number of square feet of each of the Premises. In the event, however, that such damage is due to the fault or neglect of the Tenant, Tenant’s servants, employees, agents, visitors or licensees, there shall be no apportionment or abatement of Rent and Tenant shall not have the right to terminate this Lease pursuant to the provisions of this Paragraph 13.

If the Premises shall be damaged by fire or other casualty and the damage is repaired within thirty (30) days following the occurrence of the damage, or if neither Tenant nor Landlord elects to terminate this Lease, as provided above, Landlord, at its sole cost and expense, shall repair or reconstruct the damage to the Premises. Until such time that the damage is substantially repaired, the Rent shall be abated by multiplying the Rent then due by a fraction the numerator of which shall be the number of square feet of the Premises which is not usable and in fact is not used by Tenant and the denominator of which shall be the total number of square feet of each of the Premises. In the event, however, that such damage is due to the fault or neglect of the Tenant, Tenant’s servants, employees, agents, visitors or licensees, there shall be no apportionment or abatement of Rent.

14. CONDEMNATION

If the Premises or any part thereof shall be taken by any public or private authority through condemnation or eminent domain or deed-in-lieu thereof, Landlord shall immediately notify Tenant in writing. The entire amount of any condemnation award related to the value of the Premises shall be the property of and payable to Landlord. Tenant shall, however, be entitled to any award specifically granted to offset the cost of relocation of its employees and operations at the Premises.

If such taking reduces the square feet of the Premises by a material amount, Tenant may terminate this Lease at any time by written notice to Landlord to be given within forty-five (45) days after the effective date of the taking. In the event of such termination by Tenant, with respect to any portion of the Premises which was not taken as part of the condemnation, Tenant shall be required to comply with all of the other requirements of this Lease relating to the termination, cancellation or expiration of this Lease, including without limitation the requirements of Paragraph 35 relating to surrender of the Premises.

15. CERTAIN RIGHTS RESERVED TO LANDLORD

Landlord reserves the following rights:

(a) Pass Keys. To have pass keys to the Premises at all times.

(b) Showing of Premises. On 72 hours prior notice to Tenant, and at times which result in minimal business disruption to Tenant, to exhibit the Premises to prospective tenants and to any prospective purchaser, mortgagee, or assignee of any mortgage on the Building and to others having a legitimate interest during the term hereof. Tenant shall also cooperate with Landlord in providing customer tours of the Premises and the operations therein, which Landlord may provide without escort or presence of Tenant if circumstances dictate.

(c) Entry into Premises. At any time and without notice in the event of an emergency, and otherwise upon reasonable notice and at reasonable times, to enter onto the Premises to take any and all measures, including inspections, repairs, alterations, additions and improvements to the Premises, as may be reasonably necessary or desirable for the safety, protection or preservation of the Premises, the Building or the land on which the Building is located or Landlord’s interests, or as may be necessary or desirable in the operation or improvement of the Premises, the Building or the land on which the Building is located or in order to comply with all laws, orders and requirements of governmental or other authority.

(d) Rules and Regulations. At any time on reasonable prior notice to Tenant to promulgate and enforce reasonable rules and regulations with respect to Tenant’s use and occupancy of the Premises, including but not limited to, rules and regulations governing use of the Building and any Designated Common Areas, deliveries to the Premises, Tenant’s use of outside vendors, methods of waste disposal, hours of access, security measures (including requirements for displaying identification badges at all times) and parking restrictions.

16. LANDLORD’S REMEDIES

All rights and remedies of Landlord herein enumerated shall be cumulative, and none shall exclude any other right or remedy allowed by law. In addition to the other remedies in this Lease provided, Landlord shall be entitled to the restraint by injunction of any violation or attempted material violation of any of the covenants, agreements or conditions of this Lease.

(a) Bankruptcy; Re-organization. If Tenant shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of Tenant or of all or a substantial part of its assets, (ii) admit in writing its inability to pay its debts as they come due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law other than the federal Bankruptcy Code, or (v) file an answer admitting the material allegations of a petition filed against Tenant in any reorganization or insolvency proceeding, other than a proceeding commenced pursuant to the federal Bankruptcy Code, or if any order, judgment or decree shall be entered by any court of competent jurisdiction, except for a bankruptcy court or a federal court sitting as a bankruptcy court, adjudicating Tenant insolvent or approving a petition seeking reorganization of Tenant or appointing a receiver, trustee or liquidator of Tenant or of all or a substantial part of its assets, and Tenant is unable to restore its financial position, stay any bankruptcy proceeding or cure any of the aforementioned events of default within sixty (60) days after such occurrence, then, in any such event and upon the passage of sixty (60) days thereafter, Landlord may give to Tenant a notice of intention to end the term of this Lease specifying a day not earlier than ten (10) days thereafter, and upon the giving of such notice the term of this Lease and all right, title and interest of Tenant hereunder shall expire as fully and completely on the day so specified as if that day were the date herein specifically fixed for the expiration of the term.

(b) Default in Other Tenant Obligations.

(i) Defined. If Tenant defaults in the prompt and full performance of any provision of this Lease or obligation of Tenant hereunder, including the requirement to pay Rent and any other amounts payable by Tenant hereunder, and such default continues for ten (10) days after written notice in respect of any nonpayment of Rent and for thirty (30) days after written notice with respect to all other defaults, or if such other default (excluding monetary defaults) cannot be cured within thirty (30) days, Tenant does not commence to cure such default within thirty (30) days and diligently pursue the same to completion thereafter, or if the leasehold interest of Tenant be levied upon under execution or be attached by process of law and such levy or attachment is not removed within sixty (60) days thereafter, then and in any such event Landlord may, at its election, either terminate the Lease and Tenant’s right to possession of the Premises, or without terminating this Lease, terminate Tenant’s right to possession. In addition, with respect to Services, Landlord may discontinue any Services if Tenant defaults in the prompt and full payment thereof.

(ii) Landlord’s Rights. Nothing herein shall be construed so as to relieve Tenant of any obligation, including the payment of Rent, as provided in this Lease. Upon any termination of the Lease or Tenant’s right to possession, Tenant shall be liable to Landlord for: (a) all reasonable attorneys’ fees incurred by Landlord in exercising its rights; (b) all unpaid Rent and late charges; (c) all Rent becoming due after any period of re-entry by Landlord and prior to any reletting including any late charges as and when due; and (d) any reasonable expenses incurred by Landlord in connection with such reletting. Notwithstanding Landlord’s election to terminate Tenant’s right to possession only, and notwithstanding any reletting without termination, Landlord, at any time thereafter, may elect to terminate this Lease and to recover (in lieu of the amount which would thereafter be payable pursuant to the foregoing, but not in diminution of the amounts payable as provided above before termination), as damages for loss of bargain and not as a penalty, an aggregate sum equal to the net present value (utilizing a discount rate of ten percent (10%) per annum) of the amount by which the fair market rental value of the portion of the term unexpired at the time of such election is less than an amount equal to the unpaid Base Rent and additional rent and all other charges which would have been payable by Tenant for the unexpired portion of the term of this Lease, which deficiency and all expenses incident thereto, including commissions, reasonable attorneys’ fees and reasonable expenses of alterations and repairs, shall be due to the Landlord as of the time that Landlord exercises such election notwithstanding that the term had not expired.

(iii) Tax Increment Financing. If Tenant alters, modifies or changes its use of the Premises from those permitted pursuant to Section 2(a) herein (hereinafter, the “Changed Use”) and if such Changed Use by Tenant is not made in accordance with the provisions of Paragraph 2(a) herein and if such Changed Use also jeopardizes or threatens that certain tax increment financing currently affecting the Building (which tax increment financing arises in connection with Minnesota Statutes Section 469.176, Subd. 4C, entitled “Economic development districts”), Tenant shall thereafter be liable for any and all costs, claims, expenses, damages and liabilities arising directly out of such Changed Use by Tenant which actually causes a loss to Landlord of the economic benefits of the tax increment financing affecting the Building. Tenant’s obligations herein are expressly limited only to Tenant’s Changed Use and if Landlord’s (or others) use, occupancy or ownership of the Building (or any of Landlord’s Other Buildings) contributes to or causes any threat to, jeopardy of or loss of the economic benefits of such tax increment financing, Tenant shall have no liability or obligations hereunder. Accordingly, by way of example, if Landlord were to vacate the remainder of the Building and such vacancy caused a loss of the economic benefits of such tax increment financing, such loss would be the responsibility of Landlord and Tenant would not be liable therefor.

(c) Surrender of Possession; Landlord’s Right to Re-Enter. Upon any termination of this Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, all in the manner that the Premises is to be surrendered as provided in Paragraph 35 hereof, and hereby grants to Landlord full and free license to enter into and upon the Premises to repossess Tenant of the Premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or within the Premises and to remove any and all property therefrom, using such force as may be necessary, without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law. Any costs incurred by Landlord in connection with Landlord’s re-entry into the Premises, Landlord’s removal of Tenant’s property therefrom, and Landlord’s performance of any obligations of Tenant under Paragraph 35 hereof in connection with such re-entry, shall be payable by Tenant to Landlord as Additional Rent hereunder upon demand.

(d) Landlord’s Right to Perform Tenant’s Obligations. Tenant agrees that if it shall at any time fail to make any payment or perform any other act on its part to be made or performed under this Lease, Landlord may, but shall not be obligated to, and after reasonable notice or demand and without waiving, or releasing Tenant from, any obligation under this Lease, make such payment or perform such other act to the extent Landlord may deem desirable, and in connection therewith, Landlord may pay expenses and employ counsel. If legal action is required to enforce performance by Tenant of any condition, obligation or requirement hereunder, the costs of such action including reasonable attorneys’ fees will be paid solely by the party not prevailing in such action. All sums so paid by Landlord and all expenses in connection therewith, together with interest thereon at the lesser of fourteen percent (14%) or the maximum rate permitted by law from the date of payment, shall be deemed Additional Rent hereunder and payable at the time of any installment of Rent thereafter becoming due and Landlord shall have the same rights and remedies for the non-payment thereof, or of any other Additional Rent, as in the case of default in the payment of Rent.

(e) Tenant’s Personal Property. Any and all property which may be removed from the Premises by Landlord pursuant to the authority of the Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property.

17. LATE CHARGE

A late charge shall be due and owing on any installment of Rent not received by Landlord by the tenth (10th) day of the calendar month in which due and on any monetary obligation of the Tenant or charge due from Tenant not paid by Tenant when due. Such late charge shall equal one percent (1%) of the then unpaid monthly Rent or other monetary obligation, shall be billed by Landlord to Tenant with the Rent for the calendar month next following and shall be paid by Tenant together with the Rent due for such month.

18. SUBORDINATION OF LEASE

The rights of Tenant under this Lease shall be and are subject and subordinate at all times to all ground leases, and/or underlying leases, if any, now or hereafter in force against the Building, and to the lien of any mortgage or mortgages hereafter in force against such leases and/or the Building, and to all advances hereafter to be made upon the security thereof, and to all renewals, modifications, consolidations and replacements thereof, provided however that no such mortgage shall have the effect of modifying the terms of this Lease. This paragraph is self-operative and no further instrument of subordination is required. In confirmation of such subordination, however, Tenant shall promptly execute such further instruments as may reasonably be requested by Landlord, provided that Tenant shall not be required to modify the Lease. Tenant, at the option of any mortgagee, agrees to attorn to such mortgagee in the event of a foreclosure sale or deed in lieu thereof, provided that Landlord shall obtain a commercially reasonable nondisturbance agreement from any such mortgagee.

19. ENVIRONMENTAL RESPONSIBILITIES

(a) Indemnification by Tenant. Tenant hereby agrees that it shall indemnify, defend and hold harmless Landlord and its directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the “Landlord Indemnified Parties”) from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, and reasonable costs and expenses (including reasonable attorneys’ fees, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring) (collectively, the “Losses”) imposed on, sustained, incurred or suffered by or asserted against any of the Landlord Indemnified Parties, directly or indirectly relating to, arising out of or resulting from, any liabilities relating to the violation of any Environmental Law (as defined below) or the investigation, removal, remediation, containment, cleanup or abatement of the presence, release or threatened release of any Hazardous Substance (as defined below), whether on-site or off-site, to the extent, and only to the extent, related to any activity, action or failure to take action by Tenant and its directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the “Tenant Related Parties”) or their respective agents, representatives and invitees following the Commencement Date with respect to the Premises, the Building or the land upon which the Building is situated, other than any activity, action or failure to take action required to be taken under this Lease by Landlord. Tenant shall only be responsible for its indemnification, defense and hold harmless obligations hereunder to the extent such are required as a result of any activity, action or failure to take action by Tenant, the Tenant Related Parties or their respective agents, representatives and invitees and to the extent such are required as a result of any activity, action or failure to take action by the Landlord, the Landlord Indemnified Parties or their respective agents, representatives and invitees, Landlord shall be responsible for the same. In the case of any joint liability by the parties hereto, the liability shall be apportioned appropriately between the parties hereto based on the respective fault of the parties.

(b) Reporting Requirements. Tenant agrees to promptly report to Landlord any release at the Premises by Tenant at the time Tenant first becomes aware thereof of any hazardous substance as defined in and required to be reported under CERCLA or any applicable state law. In addition, Tenant shall provide Landlord with copies of any and all material correspondence between Tenant and any environmental regulatory agencies of any federal, state or local governmental authorities or any other third party relating to a violation or alleged violation of Environmental Laws by Tenant at the Premises.

(c) Testing. Tenant shall not perform any environmental testing at or of the Premises without obtaining Landlord’s prior written consent, which Landlord will not unreasonably withhold, condition or delay; provided, however, that nothing herein shall prevent Tenant from complying with applicable law or requirements of any governmental agency. Any testing required of Tenant under the proviso in the immediately preceding sentence shall, at Landlord’s option, be subject to Landlord’s control. Tenant shall provide Landlord with a complete copy of the results of any such tests and any reports analyzing such results. At Landlord’s cost and expense (unless expressly provided otherwise in Paragraph 5 above), Landlord shall have the right to conduct samplings of air, water or wastewater and emissions thereof from time to time throughout the Lease, upon reasonable prior notice to Tenant, to ensure compliance with any permits affecting the Premises.

(d) Environmental Permits. Except as otherwise provided herein, Tenant shall be responsible to obtain and maintain in place all permits required by law, regulation, ordinance or other requirement of any governmental authority with respect to waste or other emissions discharged as a result of any of Tenant’s activities conducted at the Premises.

(e) Hazardous Waste Generator Identification. If Tenant handles its own waste and such waste is hazardous, before shipping any hazardous waste off-site, Tenant will apply for and secure a hazardous waste generator identification number for its activities at the Premises and comply with applicable requirements of federal, state and local law.

(f) Joint Defense Agreements. If any third party asserts a claim or commences litigation against both Landlord and Tenant regarding any environmental matter arising out of or in connection with this Lease, and if Landlord and Tenant desire to be represented by separate counsel, the parties shall attempt to negotiate in good faith a joint defense agreement.

(g) Miscellaneous Environmental Issues. Tenant shall be responsible for compliance with the miscellaneous provisions of EXHIBIT “E” attached hereto and made a part hereof.

(h) Compliance. Tenant shall be responsible for compliance with applicable environmental laws and permits relating to its occupancy of the Premises and shall be responsible for any release or threatened release of hazardous substances by it as defined by federal, state and local laws rules and regulations.

(i) Definitions. As used herein, the terms “Environmental Laws” and “Hazardous Substances” shall be defined as follows: “Environmental Laws”: All federal, state or local laws, ordinances, rules, regulations, or policies whether now or hereafter enacted, governing the use, clean-up, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Substances, including, without limitation: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sec. 9601, et seq as amended by the Superfund Amendment and Reauthorization Act; (ii) the Solid Waste Disposal Act (42 U.S.C. Sec. 6901 et seq); (iii) the Hazardous Materials Transportation Act (49 U.S.C. Sec. 1801, et seq); and (iv) the Toxic Substances Control Act;; and any amendments thereto and any regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental laws, ordinances, rules, regulations or policies, whether now or hereafter enacted. “Hazardous Substances”: Any pollutants, contaminants, hazardous wastes or hazardous substances as defined in the Environmental Laws, including, without limitation, any asbestos, PCB’s, any toxic, noxious, or radioactive substances, methane, volatile hydrocarbons, industrial solvents, petroleum products, or any other materials or substances which could cause or constitute a health, safety or other environmental hazard to any person or property.

20. LOCKS AND KEYS

No additional locks or similar devices shall be attached to any exterior door or window at the Premises or in the Building without Landlord’s prior written consent and no keys for any door other than those provided by Landlord shall be made. If more than two keys for one lock are desired, Landlord will provide the same upon payment by Tenant. All keys must be returned to Landlord at the expiration or termination of this Lease.

21. LANDLORD’S ACCESS AND ASSESSMENT RIGHTS

(a) Landlord’s Right of Access for Environmental Compliance. Landlord shall have the right to enter on the Premises and any part thereof, after reasonable notice and at reasonable times, to engage in any activities deemed reasonably necessary by Landlord to ensure the compliance of the Premises with applicable Environmental Laws, including the performance of any such activities required to be performed by Tenant hereunder or under such laws. Landlord shall use all reasonable efforts to minimize any disruption to Tenant’s business. In the event of a release or other environmental emergency at the Premises, Landlord shall have the right to enter the Premises for purposes of responding to such release or emergency without giving Tenant notice in advance.

(b) Landlord’s Rights to Perform Environmental Assessments of the Premises. Upon fourteen (14) days written notice to Tenant (or sooner if required by any governmental agency or authority), Landlord, acting through its employees, agents or contractors, shall have the right to enter upon the Premises for the purpose of conducting an environmental assessment of all or any part thereof. Copies of any reports prepared by Landlord summarizing the results of such assessment shall be made available to Tenant.

22. NOTICES AND CONSENTS

All notices, demands or requests, (collectively, “Notice”) which may or are required to be given by either party to the other shall be in writing and shall be considered properly delivered if by personal delivery upon the party for whom it is intended on the day so delivered, if delivered by registered or certified mail, return receipt requested, addressed as set forth below, on the third business day following such mailing, if delivered by a national courier service and addressed as set forth below, on the next business day following such mailing, or if sent by facsimile transmission on the day faxed, or if not a business day, the next succeeding business day, provided that the facsimile is promptly confirmed by telephone confirmation thereof. Any such Notice shall be addressed as follows:

(a) if to Tenant:

at the Premises:

VeriTest, Inc.

1 Imation Place

Oakdale, MN 55128

Attention: Lab Manager

with copies to:

Lionbridge Technologies, Inc.

950 Winter Street, Suite 2410

Waltham, MA 02451

Attn: General Counsel

(b) if to Landlord:

Imation Corp.

1 Imation Place

Oakdale, MN 55128

Attention: Frank Fidler

Facsimile: (651) 704-7258

Telephone: (651) 704-3145

with a copy similarly delivered to:

Imation Corp.

1 Imation Place

Oakdale, MN 55128

Attention: Jennifer A. Tenenbaum, Esq.

Facsimile: (651) 704-5950

Telephone: (651) 704-3815

The parties may by written notice to the other designate a different person or entity to receive notices hereunder and/or a different address or addresses. If the term Tenant as used in this Lease refers to more than one person any Notice given as aforesaid to any one of such persons shall be deemed to have been duly given to Tenant.

23. INTENTIONALLY DELETED

24. INVALIDITY OF PARTICULAR PROVISIONS

If any clause or provision of this Lease is or becomes illegal, invalid, or unenforceable because of present or future law or any rule or regulation of any governmental body or entity, effective during its term, the intention of the parties hereto is that the remaining parts of this Lease shall not be affected thereby unless such invalidity is essential to the rights of either party, in which event a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and the remainder of this Lease and the application of such provision shall not be affected by such invalidity or unenforceability.

25. CONFIDENTIALITY

Any information which is disclosed by Landlord to Tenant or by Tenant to Landlord in connection with the use of the Premises contemplated hereunder which is identified by written notice as confidential shall be kept confidential by the party receiving such information.

26. MISCELLANEOUS TAXES

Tenant shall pay prior to delinquency all taxes assessed against or levied upon its occupancy of the Premises, or upon the fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises other than those furnished and paid for by Landlord, if nonpayment thereof could give rise to a lien on the real estate or penalties that could reasonably impair Tenant’s ability to pay Rent, and when possible Tenant shall cause said fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the property of Landlord. In the event any or all of Tenant’s fixtures, furnishings, equipment and other personal property, or upon Tenant’s occupancy of the Premises, shall be assessed and taxed with the property of Landlord, Tenant shall pay to Landlord its share of such taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s occupancy or fixtures, furnishings, equipment or personal property, provided however that Tenant shall in no event be required to pay its share of such taxes to Landlord more than five (5) days in advance of the date on which such taxes are due and payable by Landlord. Landlord shall pay any and all real estate taxes and assessments assessed and levied against the Premises, in each case prior to the respective delinquency dated thereof. If such taxes may be paid in installments or contested, Landlord shall have the right to do so.

27. BROKERAGE

Tenant and Landlord represent and warrant that they have dealt with no broker, agent or other real estate sales person in connection with this Lease and that no broker, agent or such other person brought about this transaction. Tenant and Landlord agree to indemnify and hold each other harmless from and against any claims by any other broker, agent or other real estate sales person claiming a commission or other form of compensation by virtue of this Lease or of having dealt with Tenant or Landlord with regard to this leasing transaction and should a claim for such commission or other compensation be made it shall be promptly paid or bonded by the party who has dealt with the person or entity making such claim. The provisions of this paragraph shall survive the termination of this Lease.

28. FORCE MAJEURE

Except as to the payment of Rent or other monies due under this Lease, neither party shall be responsible for delays or inability to perform its obligations hereunder for causes beyond the reasonable control of such party including acts of other tenants, governmental restriction, regulation or control, labor dispute, accident, mechanical breakdown, shortages or inability to obtain labor, fuel, steam, water, electricity or materials, acts of God, enemy action, civil commotion, or fire or other casualty.

29. PARKING

Tenant and its employees, invitees, and guests may use, in common with other tenants of the Building, the parking areas accompanying the Building on a non-designated, non-reserved basis. Tenant’s business visitors shall be entitled to use the parking areas generally available to visitors of other occupants of the Building throughout the term of this Lease. Any use of the parking areas shall be in compliance with all reasonable rules and regulations of Landlord, shall be at the cost per parking space (if any) established from time-to-time by Landlord, and shall be at the sole risk of Tenant and its employees, invitees, and guests.

30. INDEMNIFICATION

(a) By Tenant. Except to the extent caused by the negligence or intentional misconduct of Landlord, Tenant covenants and agrees, at its sole cost and expense, to indemnify, protect, defend and save harmless Landlord from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements and/or expenses (including, without limitation, attorneys’ and experts’ fees, expenses and disbursements) of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against Landlord, its affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns relating to, resulting from or arising out of (a) Tenant’s use and occupancy of the Premises or the business conducted by Tenant therein, (b) any act or omission by Tenant or its employees or guests, (c) any breach or default by Tenant in performance or observance of its covenants or obligations under this Lease, or (d) Tenant’s possession, operation, maintenance, repair of the Premises or the failure of Tenant to operate, maintain or repair the Premises to the extent required hereunder.

(b) By Landlord. Except to the extent caused by the negligence or intentional misconduct of Tenant, Landlord covenants and agrees, at its sole cost and expense, to indemnify, protect, defend and save harmless Tenant from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements and/or expenses (including, without limitation, attorneys’ and experts’ fees, expenses and disbursements) of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against Tenant, its affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns relating to, resulting from or arising out of (a) Landlord’s use and occupancy of the Building and the land on which the Building is located, the services provided thereto or the business conducted by Landlord therein, (b) any act or omission by Landlord or its employees or guests, (c) any breach or default by Landlord in performance or observance of its covenants or obligations under this Lease, or (d) Landlord’s possession, operation, maintenance, repair of the Building or the land upon which the Building is located or the failure of Landlord to operate, maintain or repair the Building or such land to the extent required hereunder.

(c) Special or Consequential Damages. Notwithstanding anything else contained herein, neither Landlord nor Tenant shall be responsible or held liable to the other for indirect, incidental, special or consequential damages, including without limitation loss of profit, loss of investment, loss of product or business interruption, however caused (including, without limitation, negligence), and Landlord and Tenant hereby releases the other from all such loss or damage.

31. SPECIAL STIPULATIONS

(a) No Extension. No receipt of money by Landlord from Tenant after the termination of this Lease or after the service of any notice or after the commencement of any suit or after final judgment for possession of the Premises shall reinstate, continue or extend the term of this Lease or affect any such notice, demand or suit or imply consent for any action for which Landlord’s consent is required.

(b) No Waiver. No waiver of any default of Tenant or of Landlord hereunder shall be implied from any omission by Landlord or Tenant, as the case may be, to take any action on account of such default if such default persists or be repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated.

(c) Landlord. The term “Landlord” as used in this Lease, so far as covenants or agreements on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners of Landlord’s interest in this Lease at the time in question, and in the event of any transfer or transfers of such interest, Landlord herein named (and in case of any subsequent transfer, the then transferor) shall be automatically freed from and relieved of any claims arising from and after the date of such transfer. Any such release of Landlord under this paragraph shall become effective only at such time as Landlord’s transferee is deemed to be bound to the terms and provisions of this Lease. It is understood, however, that Landlord shall reimburse Tenant for any overpayments of Rent made by Tenant prior to the assignment and any prepayment of Rent (paid prior to the assignment) for months subsequent to the assignment.

(d) Waiver of Right of Redemption. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being dispossessed or removed from the Premises because of default by Tenant pursuant to the covenants or agreements contained in this Lease.

(e) Review of Lease. The parties acknowledge that each party and its respective counsel have reviewed this Lease and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Lease or any amendment or exhibits hereto.

32. QUIET ENJOYMENT

Except as otherwise provided herein, so long as Tenant shall observe and perform the covenants and agreements binding on it hereunder and shall not be in default beyond any applicable grace period, Tenant shall at all times during the term herein granted peacefully and quietly have and enjoy possession of the Premises without any encumbrance or interference whatsoever.

33. ESTOPPEL CERTIFICATE BY TENANT

Landlord and Tenant agree that from time to time upon not less than fifteen (15) days prior request of the other, to deliver to the party making the request a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and identifying the modification), (b) the dates to which the Rent and other charges have been paid, and (c) that, so far as the person making the certificate knows, the other party is not in default under any provision of this Lease, or if such were not to be the fact, then certifying such default of which the person making the certificate may have knowledge, it being understood that any such certificate so delivered may be relied upon by any landlord under any ground or underlying lease, or any prospective purchaser, lender, mortgagee, or any assignee of any mortgage on the Premises or any party purchasing the assets of Landlord or Tenant, as the case may be, or acquiring the same by merger, succession or otherwise. Notwithstanding the foregoing, Tenant shall have no right to assign this Lease or permit the use or occupancy of the Premises except in strict accordance with the provisions of this Lease.

34. SURVIVAL OF THE PARTIES’ OBLIGATIONS

All obligations, covenants, agreements and warranties (the “Responsibilities”) of Tenant hereunder to the extent that they require action prior to the termination or earlier cancellation of this Lease shall survive the expiration or earlier termination of this Lease, such that to the extent that Tenant shall have failed to perform or comply with any of such Responsibilities prior to such termination or earlier cancellation, Tenant’s obligation to complete and perform such Responsibility arising prior to such termination or cancellation date shall in no way be eliminated or affected by the occurrence of such termination or cancellation. All indemnifications given by Tenant herein shall survive the termination or expiration of the term of this Lease for a period of two (2) years following the Expiration Date or such earlier termination date provided that indemnifications given by Tenant with respect to environmental liabilities shall survive the Expiration Date or earlier termination of this Lease for a period of ten (10) years.

35. SURRENDER OF THE PREMISES

Upon the expiration or earlier termination or cancellation of this Lease (the “Termination Date”), Tenant shall surrender possession of the Premises to Landlord broom clean and in as good condition as existed on the Commencement Date, reasonable wear and tear and damage from fire or other casualty excepted. In addition, Tenant shall remove all Alterations to the Premises made by Tenant after the Commencement Date (if required by the terms of Paragraph 11(c)(i)(C) herein), all of Tenant’s equipment and machinery, and any other personal property owned by Tenant, from the Premises no later than the Termination Date. If Tenant shall fail to comply with the requirements of this Paragraph 35 regarding the removal of its property and other items from the Premises on the Termination Date, Tenant shall be deemed to have failed to vacate the Premises and as a result shall be subject to the provisions of Paragraph 9 hereof regarding “Holding Over.”

36. AUTHORITY

Tenant and Landlord each warrant and represent that their representatives executing this Lease have full power and authority to execute this Lease on behalf of Tenant and Landlord, respectively, and that this Lease, once executed by the signatory of Tenant or Landlord, as the case may be, shall constitute a legal and binding obligation of that party and is fully enforceable in accordance with its terms.

37. MECHANIC’S LIENS

Tenant shall indemnify and save harmless Landlord against all loss, liability, costs, attorneys’ fees, damages or interest charges as a result of any mechanic’s lien or any other lien filed against the Premises as a result of any act or omission or as a result of any repairs, improvements, alterations or additions made by Tenant or its agents or employees. Tenant shall, within fifteen (15) days of the filing of any such lien and notice given to Tenant, remove, pay or cancel such lien or secure the payment of any such lien or liens by bond or other acceptable security. Landlord, at its option, may, but shall not be required to, pay the lien or bond at its discretion without inquiring into the validity thereof, and Tenant shall forthwith reimburse Landlord for the total expense incurred by Landlord in discharging or bonding the lien as additional rent hereunder, together with interest at the maximum rate permitted by law.

38. MISCELLANEOUS

(a) Captions. The captions of this Lease are for convenience and reference only and in no way define, limit or describe the scope or intent of this Lease, nor in any way affect this Lease.

(b) Exhibits. Exhibits A, B, C, D and E are attached hereto and are made a part of this Lease.

(c) Binding Effect. The covenants and agreements herein contained shall bind and inure to the benefit of Landlord, its heirs, legal representatives, successors and assigns, and Tenant, its heirs, legal representatives, successors and assigns. Notwithstanding the foregoing, Tenant shall have no right to assign this Lease or permit the use or occupancy of the Premises except in strict accordance with the provisions of this Lease.

(d) Landlord’s Occupancy of Building. It is understood that Landlord may occupy portions of the Building in the conduct of Landlord’s business. In such event, all references herein to other tenants of the Building shall be deemed to include Landlord as an occupant.

(e) Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed this Lease as of the day and year first above written.

IMATION CORP., LANDLORD

By:	/S/ WILLIAM T. MONAHAN
NAME:	WILLIAM T. MONAHAN
TITLE:	CHAIRMAN OF THE BOARD AND CEO

VERITEST, INC., TENANT

BY:	/S/ DAVID DAHN
NAME:	DAVID DAHN
TITLE:	TREASURER

EXHIBIT “A”

Floor Plans Showing Location of Premises and Designated Common Areas

EXHIBIT “B”

Form for Requesting Additional Services

Date:	:

Oakdale Area Operations Building Service Request Form
(NON-EMERGENCY)

* Required Field

* ________________________________________________	*Telephone #: _________________________________________________________

* Name:

* Dept. Charge #:

Organization:

* Work Request:

* Building:	* Floor:

* Workstation #: ______________________________________________________OR	*Room #: ____________________________________________________

Other Instructions/Safety Requirements:

*Management Approval:

♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦ ♦

For Imation Service Provider Use Only:

Signature (upon completion)	Hours

EXHIBIT “C”

Available Rooms, Equipment and Personnel

2003 Rates

AVAILABLE ROOMS	AMENITIES IN ROOM	DAILY RATE	HOURLY RATE OR HALF DAY RATE
Discovery 1C S1	4 Chairs, Telephone w/Speaker capability, Dial out analog, Whiteboard	$300.00	$37.50/hr

Discovery 1C S2	8 Chairs, Telephone w/Speaker capability, Dial out analog, Whiteboard, Overhead Projector, Easel	$350.00	$43.75/hr

Discovery 1C S3	20+ Chairs, Telephone w/Speaker capability, Dial out analog, Whiteboard, Ceiling Screen, Overhead Projector, Polycom, Easel, TV/VCR	$400.00	$50.00/hr

Discovery 2C S1	8 Chairs, Telephone w/Speaker capability, Dial out analog, Whiteboard, Overhead Projector, Easel	$350.00	$43.75/hr

Discovery 2C S2	70 Chairs, Telephone w/Speaker capability, Dial out analog, Whiteboard, Ceiling Screen, Overhead Projector, Polycom, Easel, Video Conferencing Capability, TV/VCR, Podium	$600.00	$75.00/hr

Discovery 2C S3	24 Chairs, Telephone w/Speaker capability, Dial out analog, Whiteboard, Easel, Podium, Ceiling Screen, Overhead Projector, Polycom	$400.00	$50.00/hr

Discovery Dining Room	Seating for Entire room/Dining 480 People tables and chairs (Requires no set up or tear down services)	$800.00	N/A

Discovery Dining Room	Seating for 880 people auditorium style (Requires set up and tear down services and will be billed to Tenant by 3rd party vendor)	$800.00	N/A

ADDITIONAL EQUIPMENT RENTAL	DAILY RENTAL CHARGE (PER ITEM)
Risers/Stage	$30.00
Podium	$25.00
Screen	$75.00
Audio Conferencing (Technician Imation)	$80.00/hr
AV Cart w/Projector	$35.00
AV Cart w/Multi-media Projector	$100.00
Microphone/Sound System	$100.00
Portable Microphone w/Speaker	$50.00
Mobile Video Conferencing Unit	$150.00
TV/VCR	$50.00
Additional Tables	$15.00
Additional Chairs	$5.00
Easels for Posters	$5.00
Easels with Paper	$5.00

PERSONNEL (SUBJECT TO AVAILABILITY)	HOURLY COST
A/V Technician (Xerox)*	$50.00/hr
A/V Technician (Imation)*	$80.00/hr
Security Officer*	$25.00/hr/person
Security Management*	$80.00/hr/person
Maintenance Management*	$80.00/hr/person

*	Decision to use such personnel is solely at Tenant’s option, provided that Tenant may not bring its own third party security personnel

Rates for the above rooms, equipment and personnel shall change in accordance with the terms of Paragraph 5(d)(ii) of the Lease.

EXHIBIT “D”

Statement of Work

(For Other Services Requested To Be Provided by Landlord to Tenant)

Name of Service:

Description of Service:

Date Service Will Terminate:                        Estimated Costs (in U.S. $):

Volume(s) Assumed for Estimation:

Basis for Billing

(Check one or more boxes below and further explain.)

☐	Fixed Cost

☐	Purchase Order Billing (as defined in Lease)

Frequency of Billing (if Other Than Monthly):

Information/Tasks Required from Tenant for Landlord to Provide Service:

Limitations on Scope of Service (ability of Tenant to Obtain More or Less Service During Term):

Tenant Receiver: (initials)	Landlord Provider: (initials)

(Print Name)	(Date)	(Print Name)	(Date)

☐	Check here if detailed supporting documentation also agreed upon

EXHIBIT “E”

Environmental Provisions

Radiation Devices (if any)

Tenant designates a single individual located at the Premises to be the Radiation Safety Officer.

Tenant responsible for NRC compliance, record keeping and ensuring radiation devices are licensed with NRC.

Tenant responsible for training Radiation Safety Officer

Tenant responsible for leak testing radiation devices pertinent to its operation.

Tenant informs Landlord of the existence of radiation safety devices.

Tenant informs Landlord if radiation devices are leaking.

Emergency Response

If requested by Landlord, designated representative(s) of the Tenant participates in the Landlord’s emergency response team.

Notifies Landlord immediately in event of any emergency situation.

Air Emissions and Permitting (if required)

Except in cases where a site emission permit applies and is administered by the Landlord, Tenant prepares and files permit applications and performs all other steps necessary to get permits.

Prior to any substantive review with any permitting authority of any contemplated manufacturing or related changes by the Tenant, Tenant reviews project with Landlord to identify any aspects which might affect Landlord’s operations or Landlord’s environmental permits.

Tenant commences no construction or modification of equipment in advance of actual issuance of any required permits.

Tenant installs, operates, maintains and otherwise entirely provides for any emission control equipment which is needed exclusively by the Tenant including any source testing.

Where operations of the Tenant are addressed under a single, Landlord-administered site operating permit, Tenant provides to the Landlord all non-proprietary information (unless otherwise required by law) reasonably deemed necessary by the Landlord to modify or otherwise maintain the operating permit.

Hazardous Materials and Chemicals (if any)

Tenant notifies Landlord in advance of receipt of hazardous materials and chemicals and provides Material Safety Data Sheets (MSDS) to Landlord.

Tenant receives all hazardous materials and chemicals through Building dock, in accordance with Building procedures.

Tenant stores all hazardous materials and chemicals in Landlord designated storeroom.

Tenant returns all empty containers from hazardous materials and chemicals to Landlord as designated.

Agency Inspections

Tenant provides access to inspectors representing agencies.

Tenant provides representative on reasonable prior request for agency meetings or inspections.